LARSON DAVIS INCORPORATED
                              1681 WEST 820 NORTH
                               PROVO, UTAH 84601


                               November 14, 1997

                                                                    CONFIDENTIAL

Mr. Andrew Bebbington
22 Hunter's Run
Rye, New Hampshire 03870

     Re:  Letter of Agreement

Dear Andrew:

     On behalf of the Board of Directors, it is with great pleasure that I offer you the positions of President and Chief Executive Officer of Larson Davis Incorporated ("LDII" or the "Company") and Member of the Board of Directors, effective November 17, 1997. The following details the terms of our offer:

     LDII will enter into a definitive employment agreement with you (the "Definitive Employment Agreement") initially covering the period November 17, 1997, through December 31, 2000, and guarantee the base salary provisions of the Definitive Employment Agreement to be entered into should at any time during the contract period (i) there be a change of control at LDII and you leave the Company within 60 days thereof; or (ii) should you be fired without cause.
After the initial term, the Definitive Employment Agreement will automatically be renewed for subsequent one-year periods until such time as action is taken to terminate it. At the Company's 1998 annual meeting, the Company will nominate you for re-election by the Shareholders to the Board of Directors. If during the final year of the Definitive Employment Agreement (including any extensions) there is either (i) a change of control and you leave the Company within 60 days thereof; or (ii) you are fired without cause, the cash portion of your parachute shall equal one full year's base salary. In addition to the foregoing, in the event that there is a change of control of the Company and you leave within 60 days thereof, all of the options that would vest with the passage of time during the initial three-year period or your employment and one-half of the options that are subject to performance standards over the same period shall immediately vest and be exercisable. In the event that the current holders of outstanding warrants fail to provide the Company with a minimum of $500,000, every five weeks, beginning in November 1997, and to continue thereafter for ten payments, or an aggregate of $5,000,000 over the 50 week period, you will have the right to terminate your contract and receive one year's base salary, plus reimbursement for actual reasonable expenses incurred to relocate your residence. Until the Definitive Employment Agreement is executed by LDII and yourself, this Letter of Agreement, once executed, shall serve in the interim as your employment agreement.

     LDII will provide you a first-year cash compensation package of $350,000 beginning January 1, 1998, comprised of a base salary of $250,000, payable in 24 equal bi-monthly payments and a guaranteed cash bonus of $100,000, payable in four equal quarterly payments of $25,000 at the end of each calendar quarter starting with the first quarter of 1998 employment. Employment during calendar year 1997 shall be prorated, based on $250,000 per annum.

     Your second- and third-year base salary will be $250,000 per annum, plus a cash performance bonus of up to 50% of that amount, payable in lump sums respectively on the first Monday in March 1999 and March 2000. The second- and third-year cash performance incentive awards will be determined by the Board of Directors; the performance targets will be set by the Board at least 30 days prior to the year for which the cash performance incentives apply.

     In addition to the cash compensation discussed above, LDII will provide you with an equity package consisting of 1,000,000 options. These shall be granted in their entirety at the lower of the common stock price of LDII at (i) the close of market the day prior to the press release announcing your joining the Company as CEO; (ii) the close of market the day prior to the execution of this Letter of Agreement; or (iii) the close of business on the day of the press release. All options shall be exercisable for a period equal to the shorter of
(i) five years from the date of vesting; or (ii) 90 days from the termination of your employment with the Company. If any of the 500,000 options that vest on the date of execution of the Definitive Employment Agreement and that potential vest as of December 31, 1998, are exercised at a time at which the trading price of the common stock is less than $7.50, the exercise price of the option for the shares then acquired shall be changed to an amount equal to the greater of (i) 80% of the trading price; or (ii) $3.60 per share. Fifty percent of any stock acquired at a discounted exercise price shall be subject to a limitation so that not more than 100,000 of such shares can be sold in any 90 day period. Of the 1,000,000 options, except for those vesting immediately upon signing the Definitive Employment Agreement, two-thirds will be performance based and one-third will be time based and shall vest as follows: 250,000 shall vest upon signing a Definitive Employment Agreement, and up to 250,000 each shall vest on December 31, 1998, December 31, 1999, and December 31, 2000, subject respectively to your continued employment with the Company through December 31, 1998, December 31, 1999, and December 31, 2000. Performance targets for earning of performance-based options will be based on commercially reasonable standards and at the mutual agreement of you and the Board of Directors on an annual basis. Any performance-based options that do not vest in the designated year and any options that have not vested at the time of the termination of your employment shall be null and void.

     LDII will pay all necessary and reasonable relocation expenses for up to three months from the date of hire, and pay for all living expenses for temporary living quarters and travel thereto for the same period. LDII shall "gross-up" the relocation reimbursement to compensate for the actual tax effect of such reimbursement. If your current permanent home is offered for sale in a timely manner through a broker acceptable to LDII and said home is not sold within six months, LDII shall purchase it at the median valuation given by three valuation advisors selected by you and LDII in a manner to be specified in the Definitive Employment Agreement.

     LDII's fringe benefits include medical insurance, participation in the Company's 401(k) plan, and normal holidays as well as three weeks of paid vacation time per year. The specific terms of these benefits (such as precisely what days are recognized as holidays, the degree of employee participation in payment for medical benefits) are dictated by Company policy.

     The Definitive Employment Agreement will also set forth such additional terms as are customary and usual under the circumstances such as the exclusivity of your services to the Company, limitations on your right to compete with the Company, and similar matters.

     Of course, your services to the Company will be at the pleasure of the Company's Board of Directors. The Board has reviewed and approved this Letter of Agreement. The Board will also review and approve the Definitive Employment Agreement referred to herein and any future employment/compensation packages.

     Again, it is a great pleasure to have the opportunity to invite you to join and lead the LDII team as the Company's Chief Executive Officer. If these terms are acceptable, please sign and return one copy of this letter.

                                          Cordially,



                                          Member, Board of Directors

TERMS AGREED TO AND ACCEPTED
this 14th day of November, 1997



Andrew Bebbington